Exhibit 99.1

                                      EPL

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RICHARD A. BACHMANN                                 Direct (504) 799-1944
Chairman, President and                             Fax (504) 799-1901
Chief Executive Officer                             bachmann@eplweb.com




March 22, 2004

Gary L. Hall
2943 Del Monte
Houston, Texas 77019

Dear Gary:

     You have indicated a desire to resign voluntarily from your positions as an employee and director of EPL and its subsidiaries effective on the date on which you vacate the Houston, Texas office of EPL, but in no event later than May 13, 2004 immediately prior to the 2004 Annual Meeting of Stockholders (the "Effective Date"). In accordance with our conversations, and in consideration of the significant contribution of time and effort you expended to assure the successful combination of EPL with Hall-Houston Oil Company, the Board of Directors has authorized, upon receipt of your resignation, (i) the payment to you promptly following the next payroll period immediately following the Effective Date (through which you will be paid in accordance with customary payroll practices) of $12,500 times the number of semi-monthly payroll periods remaining under the term of your employment agreement after the payroll period in which the Effective Date occurs (less applicable deductions such as federal tax withholding amounts), representing the salary you would have earned had you remained with EPL through the term of your employment agreement, and (ii) effective the Effective Date, the vesting in full of all unvested options held by you, which options will remain exercisable until the first anniversary of the Effective Date.

     On behalf of EPL and its stockholders, I appreciate your role in integrating our two companies, and I wish you success in your future endeavors.

                                               Sincerely,


                                               /s/ Richard A. Bachmann
                                               Richard A. Bachmann